EXHIBIT 99.1

Reading International Closes Sale of
Glendale Office Building for $21.0 Million

Los Angeles, California, — (PR NEWSWIRE) – May 19, 2005 – Reading International, Inc. (AMEX:RDI) announced the close of escrow on the sale for $21.0 million of its last remaining non-entertainment oriented property, its Glendale office building in Glendale, California.

Our business plan is to continue to identify, develop and acquire entertainment properties, focusing on those opportunities where we can acquire either the fee interest underlying the operating assets, or long term leases, which we believe provide feasibility with respect to the usage of such leasehold assets. We plan to continue to develop our existing land assets, focusing principally on uses that incorporate entertainment elements such as cinemas or live theaters, and to continue to be sensitive to opportunities to convert our entertainment assets to higher and better uses. Disposing of non-core assets, such as the Glendale office building, is an integral part of that plan.

On May 17, 2005 we closed escrow on the sale of our last remaining non-entertainment property, located in Glendale, California. We entered into a purchase and sale agreement on the property on January 13, 2005 at a sale price of $21.0 million. The sale will result in our recording a gain on sale in our 2nd Quarter ending June 30, 2005 of approximately $13.0 million, as the property was carried on our books at approximately $7.5 million. Cash flow generated from this sale, net of all closing costs, amounted to approximately $10.3 million as the property was subject to a first mortgage in the amount of approximately $10.1 million.

As previously disclosed, it is our intention to now proceed with the completion of a “1031 exchange” of the Glendale property for the fee and ground lease comprising the Cinemas 1, 2 & 3 property in New York on which we currently operate a cinema. We are currently under contract to acquire the fee interest in this property for $12.2 million, and are in what we believe to be the final stages of the negotiation of the acquisition of the long term ground lease interest in that property for an additional $9.0 million. As we are currently the space tenant in the property, completion of these transactions at these anticipated prices would result in our ownership of the entire interest in the property, at a cost basis of approximately $21.5 million.

We believe that Manhattan continues to be one of the strongest and best real estate markets in the world today. We currently own three live theater properties in Manhattan, the Union Square, Orpheum and Minetta Lane. We are also the 25% owner of the limited liability company developing Place 57, a mixed use condominium project located on 57th Street near its intersection with 3rd Avenue. Upon the completion of the anticipated 1031 exchange we will also be the fee owner of the Cinemas 1, 2 & 3 located 3rd Avenue between 59th and 60th streets. Our current interest in our Union Square property has been recently appraised at $23.9 million. Our interest in the Cinemas 1, 2 & 3 property, upon completion of the anticipated 1031 exchange, has been recently appraised at $27.5 million. Our cost basis in the Union Square property is $7.8 million.

In our recently filed Report on Form 10Q for the quarter ended March 31, 2005, we accounted for the Glendale Building as a discontinued operation. Accordingly, details concerning the prior operations of that property are available in that Report.

About Reading International, Inc.

     Reading International is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia, New Zealand and Puerto Rico; and

•	the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

     Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

•	Reading brand,

•	Angelika Film Center brand (http://angelikafilmcenter.com/), and

•	City Cinemas brand (http://citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/);

•	in New Zealand, under the

•	Reading (http://www.readingcinemas.co.nz) and

•	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands; and

•	in Puerto Rico, under the CineVista brand.

     Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared. No guarantees can be given that our expectation will in fact be realized, in whole or in part. You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

     These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties. However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team. Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

     Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

•	The number and attractiveness to movie goers of the films released in future periods;

•	The amount of money spent by film distributors to promote their motion pictures;

•	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

•	The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

•	The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

•	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

•	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

•	The availability and cost of labor and materials;

•	Competition for development sites and tenants; and

•	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•	With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

•	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

•	The relative values of the currency used in the countries in which we operate;

•	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes Oxley;

•	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

•	Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

•	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

•	Changes in applicable accounting policies and practices.

     The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

     Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

     Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

     Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.” In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235 2240

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